SEC FILE NUMBER
                                                                          0-6664
FORM 12B-25        U.S. SECURITES AND EXCHANGE COMMISSION           CUSIP NUMBER
                             WASHINGTON, D.C. 20549                    482724200


                           NOTIFICATION OF LATE FILING


                                   (Check One)

          From 10-K ______ Form 11-K ______ Form 20-F ___X___ Form 10-Q

                      For Period Ended: September 30, 1997

         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:________________
________________________________________________________________________________


PART I - REGISTRANT INFORMATION
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Full Name Of Registrant
         K-tel International, Inc.

Former Name If Applicable


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Address of Principal Executive Office (Street and Number)
         2605 Fernbrook Lane North


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City, State and Zip Code
         Minneapolis, Minnesota  55447-4736


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PART II - RULES 12b-25 (b) AND (c)
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         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12B-25(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III on this form could not be eliminated without unreasonable effort or expense;

[X]      (b)      The Subject annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE
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         State below in reasonable detail the reasons why the Form 10-K, 20-F or
         10-Q, or portion thereof, could not be filed within the prescribed time period.

         Financial information from material foreign subsidiaries for the quarter ended September 30, 1997 were not received in sufficient time to consolidate the financial results of the Company and file the 10-Q by the prescribed date.

         (Attached Extra Sheets if Needed)
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PART IV - OTHER INFORMATION
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         (1)      Name and telephone number of person to contact in regard to this notification


                  Corey Fischer             818                    223-4251
                  -------------             ---                    --------
                     (NAME)             (AREA CODE)           (TELEPHONE NUMBER)

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         (2)      Have all other periodic reports required
                  (under Section 13 or 15(d) of the
                  Securities Exchange Act of 1934) during
                  the preceding 12 months (or for such
                  shorter period that the registrant was    __X__YES    _____NO
                  required to files such reports) been
                  filed? If answer is no, identify report(s)


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         (3)      Is it anticipated that any significant
                  change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                  If so, attach an explanation of the       __X__YES    _____NO
                  anticipated change, both narratively and
                  quantitatively, and, if appropriate, state
                  the reasons why a reasonable estimate of
                  the results can not be made.
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                            K-tel International, Inc.
                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                  has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

                  Date   November 13, 1997                 By  /S/ Corey Fischer
                        -----------------------------          -----------------

                                        ATTENTION

                  Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001)